Sana Biotechnology Announces FDA Clearance of Investigational New Drug Application for SC291, a Hypoimmune-modified, CD19-targeted Allogeneic CAR T Therapy for Patients with B-Cell Malignancies

Goal is to report initial SC291 clinical data this year

Goal is to submit a second IND from the platform this year for SC262, a hypoimmune-modified CD22-targeted allogeneic CAR T therapy

SEATTLE, January 26, 2023 — Sana Biotechnology, Inc. (NASDAQ: SANA), a company focused on creating and delivering engineered cells as medicines, today announced the U.S. Food and Drug Administration (FDA) has cleared the company’s Investigational New Drug (IND) application to initiate a first-in-human study of SC291 in patients with various B-cell malignancies.

SC291 is a CD19-targeted allogeneic CAR T cell therapy developed using Sana’s hypoimmune platform. The goal of the hypoimmune platform is to overcome the immunologic rejection of allogeneic cells, which if true for SC291 may result in longer CAR T cell persistence and a higher rate of durable complete responses for patients with B-cell lymphomas or leukemias. The hypoimmune platform includes disruption of major histocompatibility (MHC) class I and MHC class II expression to hide cells from the adaptive immune system, which includes antibody and T cell responses, as well as overexpression of CD47 to inhibit activation of the innate immune cell system, in particular macrophages and natural killer (NK) cells. The company has presented data across multiple preclinical models highlighting the potential of this platform to cloak cells from immune recognition and the potential of SC291 as a therapeutic for patients with B-cell malignancies.

“The clearance of our SC291 IND is an important milestone, putting us closer to our goal of making an important medicine for patients with B-cell lymphomas and leukemias,” said Steve Harr, Sana’s President and CEO. “We look forward to understanding the safety, potency, and persistence of these cells in patients, and we are optimistic that SC291 can become an important medicine for patients with these difficult cancers. Furthermore, this platform forms the backbone for additional development of CAR T cells targeting CD22, BCMA, and beyond. We expect initial clinical data from the SC291 study later this year and believe insights from this study will better inform our opportunities across the broader platform, both for CAR T cells and for programs outside of cancer such as our pancreatic islet cell therapy for patients with type 1 diabetes.”

About Hypoimmune Platform

Sana’s hypoimmune platform is designed to create cells ex vivo that can “hide” from the patient’s immune system to enable the transplant of allogeneic cells without the need for immunosuppression. We are applying the hypoimmune technology to both donor-derived allogeneic T cells, with the goal of making potent and persistent CAR T cells at scale, and pluripotent stem cells, which can then be differentiated into multiple cell types at scale.

Preclinical data demonstrate across a variety of cell types that these transplanted allogeneic cells are able to evade both the innate and adaptive arms of the immune system while retaining their activity. Our most advanced programs utilizing this platform include an allogeneic CAR T program targeting CD19+ cancers, an allogeneic CAR T program targeting CD22+ cancers, an allogeneic CAR T program targeting BCMA+ cancers, and stem-cell derived beta islet cells for patients with type 1 diabetes.

About Sana Biotechnology
Sana Biotechnology, Inc. is focused on creating and delivering engineered cells as medicines for patients. We share a vision of repairing and controlling genes, replacing missing or damaged cells, and making our therapies broadly available to patients. We are a passionate group of people working together to create an enduring company that changes how the world treats disease. Sana has operations in Seattle, Cambridge, South San Francisco, and Rochester. For more information about Sana Biotechnology, please visit https://sana.com/.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements about Sana Biotechnology, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including those related to the Company’s vision, progress, and business plans; expectations for its development programs, product candidates and technology platforms, including its pre-clinical, clinical and regulatory development plans and timing expectations, including with respect to the expected timing of IND filings for the Company’s product candidates; the Company’s expectations regarding the timing and significance of data from its clinical trials; the ability to use the Company’s hypoimmune platform to overcome the immunologic rejection of allogeneic cells and the potential benefits associated therewith; the potential benefits of the SC291 program; and the potential to apply the hypoimmune platform to indications outside of cancer. All statements other than statements of historical facts contained in this press release, including, among others, statements regarding the Company’s strategy, expectations, cash runway and future financial condition, future operations, and prospects, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results to vary materially, including, among others, the risks inherent in drug development such as those associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development programs, preclinical and clinical trials, as well as the economic, market and social disruptions due to the ongoing COVID-19 public health crisis. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s SEC reports, including but not limited to its Quarterly Report on Form 10-Q dated November 2, 2022. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Investor Relations & Media:

Nicole Keith

investor.relations@sana.com

media@sana.com